UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida

33607

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01	Material Definitive Agreement

On February 14, 2006, Walter Industries, Inc. (the “Company”) entered into an Amendment No. 2 to Credit Agreement and Waiver (the “Second Amendment”) of its Credit Agreement dated October 3, 2005 by and among the Company, Bank of America, N.A. as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, SunTrust Bank, BNP Paribas and Calyon New York Branch, as co-documentation agents and the other lenders signatory thereto. The Second Amendment provides that the Company shall not be required to make any prepayment of the Term Loan from any Net Cash Proceeds from an initial public equity offering (“IPO”) of Mueller Water Products, Inc. as long as prior to or simultaneously with the IPO, the Term Loan has been reduced by $50 million. In addition, once the Company has reduced the Term Loan by $50 million, it can make a dividend, distribution or other Restricted Payment to its shareholders of all or any portion of the Equity Interest the Company may have in the remaining shares of Mueller Water Products, Inc. The Second Amendment also provides for other changes and waivers to the Credit Agreement as more specifically set forth in the amendment attached here to as Exhibit 10.11.2.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed herewith:

(d)	Exhibits

10.11.2

Amendment No. 2 to Credit Agreement and Waiver dated as of February 14, 2006 to the Credit Agreement dated October 3, 2005 by and among the Company, Bank of America, N.A. as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, SunTrust Bank, BNP Paribas and Calyon New York Branch, as co-documentation agents and the other lenders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

	By:	/s/ Victor P. Patrick
	Title:	Victor P. Patrick
Sr. Vice President, General Counsel
and Secretary

Date: February 21, 2006